Exhibit 10.1

LANDAUER

June 17, 2014

Mark Zorko

ADDRESS

ADDRESS

Dear Mark:

As per our conversation, I am privileged to extend this formal offer for you to become the Interim Chief Financial Officer of Landauer, Inc. (“Landauer”), reporting to me effective June 21, 2014 through at least September 30, 2014.  The Board of Directors will consider the continuation of your employment as Chief Financial Officer for the fiscal 2015 year.

The following summarizes the terms and conditions of this offer:

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Annual Cash Compensation.  Your annual base salary equivalent will be $357,875.00 paid bi-weekly at a rate of $13,764.42.  You will have the opportunity to earn a bonus with a target incentive bonus opportunity of 40% of base salary from June 21 through September 30, 2014.

o	Bonus Criteria. Your bonus will be based on the completion of the following objectives:
▪	Onboarding / training of Vice President Controller, CAO (25%);
▪	Management of strategic investor / banking relationships (25%);
▪	Delivering on the agreed upon Audit Committee plan (25%);
▪	Delivering an FY 2015 Operating Plan and FY 2015-2017 Strategic Plan to the Board at August 2014 Board Meeting (25%)
o	Bonus Payout Schedule. The amount of the bonus will be based on the number of objectives that you achieve by September 30, 2014, according to the following schedule:
▪	Achievement of all four PMO’s = 100% payout of PMO pool
▪	Achievement of three PMO’s = 75% payout of PMO pool
▪	Achievement of two PMO’s = 50% payout of PMO pool
▪	Two PMO’s have to be achieved to receive any PMO pool payout

Whether any objective is satisfied will be determined by Landauer.  Your bonus, if any, will be paid during October 2014.

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Acceptance Bonus.  An acceptance bonus of $55,830 will be paid with your paycheck of June 26, 2014.  Should you resign from Landauer prior to September 30, 2014, you agree to pay to Landauer the gross amount of the bonus.

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Benefits, Vacation & Non-Qualified Executive Excess Plan.  You will continue to be eligible to participate in Landauer’s employee benefit and vacation programs, including the Non-Qualified Executive Excess Plan, as defined in your offer of employment.  Landauer will contribute to the Non-Qualified Executive Excess Plan 7.5% of the salary paid to you during your employment through the end of the fiscal year as the company contribution for fiscal 2014.

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Severance & Change in Control.  Because your will be Interim CFO, you will not be a designated employee participating in either the Executive Severance Plan or the Executive Special Severance Plan (change in control plan).

Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586   Telephone: (708) 755-7000   Facsimile: (708) 755-7011

Mark Zorko Letter

June 17, 2014

Your signature below indicates your acceptance of this position with Landauer.  The executed document may be returned via PDF file (email) or faxed to Kathy Bober, Director of Human Resources at ###-###-####.

The Board of Directors and I are very excited about you acceptance of the Interim CFO position at Landauer.   Should you have any questions, please do not hesitate to call me at
###-###-#### during the day or on my cell at ###-###-####.

Sincerely,

/s/ William E. Saxelby

William E. Saxelby

President

Accepted:  /s/ Mark ZorkoDated: June 17, 2014

Mark Zorko

Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586   Telephone: (708) 755-7000   Facsimile: (708) 755-7011